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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]

                Contact:  Joe Norton
                          Director of Public Relations
                          (212) 770-3144


           AIG STATEMENT IN RESPONSE TO INDICTMENT OF DAVID PINKERTON
           ----------------------------------------------------------

NEW YORK, October 6, 2005 - American International Group, Inc. (NYSE: AIG) issued the following statement in response to today's indictment of David Pinkerton in the U.S. District Court for the Southern District of New York:

         "We note with regret the indictment of David Pinkerton for alleged violations of the Foreign Corrupt Practices Act and other laws in connection with an investment of approximately $15 million made by an AIG subsidiary in 1998. Mr. Pinkerton is a Managing Director of AIG Global Investment Corp., a subsidiary of American International Group, Inc. Mr. Pinkerton is on administrative leave pending resolution of these charges.

         "The investment in question, which involved an Azerbaijan privatization program, was brought to AIG Global Investment Group by Omega Partners Advisors, a New York investment fund. A subsidiary of AIG participated as a co-investor, investing approximately $15 million out of a total investment by the Omega-led group of approximately $180 million. No assets of AIG clients were invested in this transaction.

         "When AIG discovered in 1999 that it had been defrauded by Victor Kozeny, the promoter of the transaction, AIG and other investors commenced lawsuits in the United States, the United Kingdom and the Bahamas. Kozeny was indicted in 2003 by the New York County District Attorney's Office for this fraud.

         "AIG's policies forbid the conduct alleged in the indictment, and AIG has cooperated with the investigation conducted by the U.S. Attorney's Office. No charges have been brought against AIG."

     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


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